Exhibit 4.2

Description of Registrant’s Securities

Description of Common Stock

The following description of our Common Stock (as defined below) is qualified in its entirety by reference to our Articles of Incorporation (the “Articles of Incorporation”) and our bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

Authorized Capital Shares

Our authorized capital shares consist of 250,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Voting Rights.

All of the shares of Common Stock have equal voting rights and power without restriction in preference. Each stockholder, on each matter submitted to a vote at a meeting of stockholders, has one vote for each share registered in the stockholder’s name on the books of our company. A quorum at any annual or special meeting of stockholders consists of stockholders representing, either in person or by proxy, a majority of the outstanding shares of our company, entitled to vote at such meeting. The votes of a majority in interest of those present at any properly called meeting or adjourned meeting of stockholders at which a quorum is presented, is sufficient to transact business.

Dividend Rights

The Board of Directors may, from time to time, declare and we may pay dividends on its outstanding shares of Common Stock in cash, property, or its own shares, except when we are insolvent or when the payment thereof would render us insolvent or when the declaration or payment thereof would be contrary to any restrictions contained in the Company’s governing documents or applicable law. We have never paid, and have no plans to pay, any dividends on its shares of Common Stock.

No Preemptive or Conversion Rights

Holders of shares of our Common Stock do not have preemptive rights to purchase additional shares of our Common Stock and have no conversion or redemption rights.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.